Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 (No. 333-162476) of our report dated February 26, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Plains All American Pipeline, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the incorporation by reference of our report dated March 11, 2009 relating to the balance sheet of PAA GP LLC, which appears in Plains All American Pipeline, L.P.’s Current Report on Form 8-K filed on March 12, 2009. We also consent to the references to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Houston, Texas
December 1, 2009